Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Introduces VITASURE™ Absorbable Hemostat as Part of its

Strategy to Leverage its Biomaterials Sales Organization

For Immediate Release

April 14, 2008

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, Monday, April 14, 2008 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, announced today that it has obtained certain rights to distribute an absorbable hemostat product developed by Medafor, Inc., a Minneapolis-based medical device company. The product is approved for use as a hemostat in certain surgical procedures under a pre-market approval granted by the U.S. Food and Drug Administration in 2006 and a CE Mark granted in 2003. Orthovita plans to rebrand the product as VITASURE™ Absorbable Hemostat.

VITASURE’s hemostatic mechanism of action is based on Medafor’s exclusively licensed microporous polysaccharide hemosphere technology. Through this technology, VITASURE acts as a molecular sieve to instantly extract fluids from blood, creating a powerful osmotic action that causes the particles to swell and concentrates serum proteins, platelets, and other formed elements on its surface. The VITASURE particles and their coating of compacted cells then create a matrix for the formation of a tenacious fibrin clot. The VITASURE particles are fully absorbed and enzymatically cleared within 24-48 hours.

“VITASURE is an easy-to-use, cost-effective hemostat that can be used throughout the surgical procedure. Application of the product requires no mixing, reconstitution or preparation assembly. The addition of VITASURE complements our existing VITAGEL® Surgical Hemostat product, which is used primarily at the end of a surgical procedure to stop bleeding. The introduction of VITASURE to our specialized sales force will allow us to offer a complete hemostasis product portfolio to our customers,” said Antony Koblish, President and Chief Executive Officer of Orthovita. “We also believe VITASURE fits exceptionally well with our sales force’s call pattern focus on spine and orthopedic surgeries and will complement the use of our VITOSS® Bone Graft Substitute product line, including our newly-launched VITOSS Bioactive Foam Bone Graft Substitute product. We are pleased to have the opportunity to launch these two important new products into our specialized sales force in 2008.”

Under its distribution agreement with Medafor, Orthovita has the non-exclusive right to sell VITASURE in the spine and orthopedic field in the United States, and certain territories outside of the United States. Medafor has responsibility for manufacturing and maintaining regulatory approvals for the product. The initial term of the agreement is scheduled to expire in December 2013 and Orthovita has the right to renew the agreement for an additional three year period if certain purchase obligations are met during the fifth year of the agreement.

Orthovita expects to launch VITASURE by the third quarter of 2008 in the United States and during 2009 in its territories outside of the United States.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize novel synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals, Inc., and we continue to pursue similar relationships with other companies in biomaterials.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory approval, demand and market acceptance of our products; our ability to successfully launch VITASURE; our ability to obtain FDA clearance for CORTOSS in the United States; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Other factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risks Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.